IHEARTMEDIA, INC. 2021 LONG-TERM INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE
(CASH-SETTLED)
iHeartMedia, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (Cash-Settled) (this “Grant Notice”), subject to the terms and conditions of the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[To be specified]
Grant Date:	[To be specified]
Number of RSUs:	[To be specified]
Vesting Commencement Date:	[To be specified]
Vesting Schedule:
Subject to Section 2.2 of the Agreement, the RSUs shall vest as to one-third of the RSUs on each of the first three anniversaries of the Grant Date (each, a “Vesting Date”), subject to Participant’s continued service.

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

IHEARTMEDIA, INC.	PARTICIPANT
By:
Name:	[Participant Name]
Title:

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RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Restricted Stock Unit Agreement (this “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
Article I.
GENERAL
1.1Award of RSUs and Dividend Equivalents.
(a)The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive an amount in cash equal to the Fair Market Value of one Share on the applicable vesting date, as set forth in this Agreement.
(b)The Company hereby grants to Participant, with respect to each RSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable RSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid. Any Dividend Equivalents granted in connection with the RSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.
1.2Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3Unsecured Promise. The RSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
1.4    Defined Terms. For purposes of this Agreement, the following defined terms shall apply:
(a)“Cause” shall have the meaning ascribed to such term in any employment, offer letter or similar agreement between Participant and the Company or any of its affiliates, if applicable, or in the absence of any such employment (or similar) agreement, “Cause” means Participant’s (i) willful failure to substantially perform Participant’s duties (other than any such failure resulting from Participant’s physical or mental incapacity) that continues after written notice from the Company; (ii) willful misconduct, gross negligence, breach of fiduciary duty in connection with the performance of Participant’s duties, (iii) fraud, theft, embezzlement or material misuse of funds or property belonging to the Company or its affiliates; (iv) indictment with respect to, or plea of nolo contendere to, any felony (or state law requirement) or any crime involving fraud or moral turpitude; (v) a breach of any material policy or code of conduct established by the Company or any of its affiliates, (vi) a material breach of any restrictive covenants to which Participant is subject, including, without limitation, confidentiality, non-disparagement, non-compete and non-solicit covenants, (vii) reporting to work under the influence of alcohol or illegal drugs or the use of illegal drugs (whether or not at the workplace); provided, however, that with respect to (i), (ii), (v), (vi), or (vii) above, any determination of “Cause” may not be made until Participant has been given written notice detailing the specific Cause event and a period of ten days following receipt of such notice to cure such event (if susceptible to cure). With respect to a Participant who is a non-employee member of the Board, “Cause” means Participant’s act or failure to act that constitutes cause for removal of a director under applicable Delaware law.
(b)“Death/Disability Termination” shall mean a Termination of Service due to Participant’s death or Disability.

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(c) “Good Reason” shall have the meaning ascribed to such term (or similar term) in any employment, offer letter or similar agreement between Participant and the Company or any of its affiliates, if applicable, or in the absence of any such employment (or similar) agreement, “Good Reason” means, without Participant’s express written consent, the occurrence of any of the following events:
(i)the assignment to Participant of any position(s), duties or responsibilities (including reporting responsibilities) that constitutes a materially adverse change or material diminution in Participant’s position(s), duties or responsibilities with the Company (other than temporarily while incapacitated because of physical or mental illness),
(ii)a materially adverse change in Participant’s titles or offices with the Company;
(iii)a material reduction by the Company in Participant’s rate of annual base salary or annual target cash bonus opportunity;
(iv)any requirement of the Company that Participant’s principal office location be more than fifty (50) miles from his or her location as of the Grant Date; or
(v)any material breach of the Plan or this Agreement by the Company.
Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if the Company cures such action, failure or breach within 45 days after receipt of notice thereof given by Participant. Participant’s right to terminate employment for Good Reason shall not be affected by Participant’s incapacities due to mental or physical illness and Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason. Notwithstanding anything to the contrary in this Agreement, no termination will be deemed to be for Good Reason hereunder unless (A) Participant provides written notice to the Company identifying the applicable event within 60 days after Participant becomes aware (or reasonably should have become aware) of such event(s), (B) the Company fails to remedy the event within the applicable cure period following such notice, and (C) Participant terminates his or her employment as a result of such failure to cure within 60 days after the end of such cure period.
(d) “Qualifying Termination” shall mean Participant’s Termination of Service by the Company without Cause or by Participant for Good Reason.
(e)“Restrictive Covenants” shall mean any confidentiality, intellectual property assignment, non-competition, non-solicitation and other protective covenants contained in any written agreement between the Company (or an affiliate) and Participant.
Article II.
VESTING; FORFEITURE AND SETTLEMENT
1.1Vesting. The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest upon the vesting of the RSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.
1.2Termination of Service.
(a)Upon Participant’s Qualifying Termination that occurs prior to a Change in Control, a number of RSUs shall vest equal to (i) the number of RSUs that would have vested on the next Vesting Date (had Participant remained in service), multiplied by (ii) a fraction, (x) the numerator of which is the number of days Participant was in service from the prior Vesting Date (or, if there is no such date, the Grant Date) through the termination date and the (y) denominator of which is the number of days from the prior Vesting Date (or, if there is no such date, the Grant Date) through the next scheduled

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Vesting Date, and all RSUs that do not become vested in accordance with the foregoing automatically will be forfeited and terminated as of the termination date without consideration therefor.
(b)Upon Participant’s Qualifying Termination that occurs on or following a Change in Control, 100% of the unvested RSUs shall vest.
(c)Upon Participant’s Death/Disability Termination, 100% of the unvested RSUs shall vest.
(d)The treatment set forth in this Section 2.2 is subject to and conditioned upon Participant’s (or Participant’s estate’s) execution, delivery and non-revocation of a general release of claims in a form prescribed by the Company within 30 days following the termination date.
(e)If Participant experiences a Termination of Service for any reason other than a Qualifying Termination or a Death/Disability Termination, all RSUs that have not become vested on or prior to the date of such Termination of Service automatically will be forfeited and terminated as of the termination date without consideration therefor.
1.3Settlement.
(a)The RSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in cash within 30 days following the earliest to occur of: (i) Participant’s death; (ii) Participant’s “disability” (within the meaning of Section 409A); (iii) the applicable Vesting Date; and (iv) Participant’s “separation from service” (within the meaning of Section 409A) that occurs on or following a Change in Control. For clarity, if any RSUs vest in connection with a Qualifying Termination prior to a Change in Control, then the RSUs will be paid on the original Vesting Dates set forth in the Grant Notice. Notwithstanding anything to the contrary contained in the foregoing proviso, the exact payment date of any RSUs and Dividend Equivalents shall be determined by the Company in its sole discretion (and Participant shall not have a right to designate the time of payment).
(b)Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A. For the avoidance of doubt, any Dividend Equivalents granted in connection with the RSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.
(c)The amount of cash paid with respect to the RSUs will equal the product obtained by multiplying (i) the Fair Market Value of a Share on the applicable vesting date by (ii) the number of RSUs that vest on such date in accordance with this Agreement.
1.4Forfeiture.
(a)In consideration of the grant of this Award, and further as a material inducement for the Company to enter into this Agreement with Participant and to grant Participant this Award, Participant hereby acknowledges and agrees that Participant shall continue to be bound by the Restrictive Covenants. In addition, if Participant fails to comply in all material respects with the Restrictive Covenants, then to the greatest extent permitted by Applicable Law (and except as otherwise determined by the Administrator), any RSUs that have not yet been settled (whether vested or unvested) automatically will be forfeited and terminated without consideration therefor (provided that the Company shall provide Participant with written notice of any such non-compliance and not less than 30 days to cure, if curable).
(b)Dividend Equivalents (including any Dividend Equivalent Account balance) will be forfeited on the date the corresponding RSU is forfeited.

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Article III.
TAXATION AND TAX WITHHOLDING
1.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this award of RSUs and Dividend Equivalents (the “Award”) and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
1.2Tax Withholding.
(a)Payment of the withholding tax obligations with respect to the Award may be by any of the following, or a combination thereof, as determined by [the Company in its sole discretion / Participant or the Administrator]1:
(i)Cash or check;
(ii)In whole or in part by delivery of Shares, including Shares delivered by attestation, valued at their Fair Market Value on the date of delivery; or
(iii)In whole or in part by the Company withholding, or causing to be withheld, from amounts payable to Participant upon settlement of the RSUs, in satisfaction of any applicable withholding tax obligations.
(b)Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean (i) if Participant is subject to Section 16 of the Exchange Act, the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction, or (ii) if Participant is not subject to Section 16 of the Exchange Act, the minimum applicable statutory tax withholding rate or such other higher rate approved by the Company; provided, however, that (i) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (ii) the number of Shares tendered, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the RSUs under generally accepted accounting principles.
(c)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the Dividend Equivalents. The Company and its Subsidiaries do not commit and are under no obligation to structure the RSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.
1.3Section 409A.
(a)General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement.
1 NTD: “Participant or the Administrator” for Section 16 individuals. “The Company” for non-Section 16 individuals.

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(b)Non-qualified Deferred Compensation. Sections 10.6(b) and (c) of the Plan shall apply to the RSUs, the Dividend Equivalents and this Agreement. For purposes of Section 409A, each RSU (and the right to payment with respect to each RSU) is to be treated as a right to a separate payment. Any Dividend Equivalents granted in connection with the RSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.
Article IV.
OTHER PROVISIONS
1.1Adjustments. Participant acknowledges that the RSUs and the amounts payable with respect to the RSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
1.2Clawback. The Award and any amounts payable upon settlement of the RSUs hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date.
1.3Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
1.4Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
1.5Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
1.6Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
1.7Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
1.8Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment,

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modification, suspension or termination of this Agreement shall materially and adversely affect the RSUs or Dividend Equivalents without the prior written consent of Participant.
1.9Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
1.10Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents, and rights no greater than the right to receive cash as a general unsecured creditor with respect to the RSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.
1.11Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
1.12Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
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